                                                                  EXHIBIT: 10.11

                                                                  Execution Copy

===============================================================================

                                 $2,100,000,000

                               TERM LOAN AGREEMENT

                                   Dated as of

                                 March 31, 2003

                                      Among

                               MOTH HOLDINGS, INC.
                   (To be renamed at the time of the Closing,
                            TIME WARNER CABLE INC.),

                                  as Borrower,

                            The Lenders named herein,

                          CITICORP NORTH AMERICA, INC.
                                       and
                       DEUTSCHE BANK AG, NEW YORK BRANCH,
                           as Co-Administrative Agents

===============================================================================

          DEUTSCHE BANK SECURITIES INC. AND SALOMON SMITH BARNEY INC., as Joint Lead Arrangers and Joint Book Managers

                                TABLE OF CONTENTS

                                                                                                            PAGE
                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01.          Defined Terms.....................................................................    1
SECTION 1.02.          Classification of Loans and Borrowings............................................   18
SECTION 1.03.          Terms Generally...................................................................   18
SECTION 1.04.          Accounting Terms; GAAP............................................................   19

                                   ARTICLE II

                                    THE LOANS

SECTION 2.01.          Commitments.......................................................................   19
SECTION 2.02.          Loans.............................................................................   19
SECTION 2.03.          Notice of Borrowing...............................................................   20
SECTION 2.04.          [Intentionally left blank]........................................................   20
SECTION 2.05.          [Intentionally left blank]........................................................   20
SECTION 2.06.          Funding of Loans..................................................................   20
SECTION 2.07.          Interest Elections................................................................   21
SECTION 2.08.          [Intentionally left blank]........................................................   22
SECTION 2.09.          Repayment of Loans at Maturity; Evidence of Debt..................................   22
SECTION 2.10.          Optional Prepayments and Mandatory Repayments of Loans............................   23
SECTION 2.11.          Fees..............................................................................   24
SECTION 2.12.          Interest..........................................................................   24
SECTION 2.13.          Alternate Rate of Interest........................................................   25
SECTION 2.14.          Increased Costs...................................................................   26
SECTION 2.15.          Break Funding Payments............................................................   27
SECTION 2.16.          Taxes.............................................................................   27
SECTION 2.17.          Payments Generally; Pro Rata Treatment; Sharing of Setoffs........................   28
SECTION 2.18.          Mitigation Obligations; Replacement of Lenders....................................   30

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01.          Organization Powers...............................................................   30
SECTION 3.02.          Authorization; Enforceability.....................................................   31
SECTION 3.03.          Governmental Approvals; No Conflicts..............................................   31
SECTION 3.04.          Financial Condition; No Material Adverse Change...................................   31
SECTION 3.05.          Properties........................................................................   32
SECTION 3.06.          Litigation and Environmental Matters..............................................   32
SECTION 3.07.          Compliance with Laws and Agreements...............................................   32
SECTION 3.08.          Government Regulation.............................................................   32

                                                                                                            PAGE
SECTION 3.09.          Taxes.............................................................................    32
SECTION 3.10.          ERISA.............................................................................    33
SECTION 3.11.          Disclosure........................................................................    33
SECTION 3.12.          Statements as to Taxes............................................................    33

                                   ARTICLE IV

                                   CONDITIONS

SECTION 4.01.          Closing Date......................................................................    33

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

SECTION 5.01.          Financial Statements and Other Information........................................    35
SECTION 5.02.          Notices of Material Events........................................................    37
SECTION 5.03.          Existence; Conduct of Business....................................................    37
SECTION 5.04.          Payment of Obligations............................................................    38
SECTION 5.05.          Maintenance of Properties; Insurance..............................................    38
SECTION 5.06.          Books and Records; Inspection Rights..............................................    38
SECTION 5.07.          Compliance with Laws..............................................................    38
SECTION 5.08.          Use of Proceeds...................................................................    38
SECTION 5.09.          Fiscal Periods; Accounting........................................................    38
SECTION 5.10.          Documentation; Status.............................................................    38
SECTION 5.11.          Guarantees........................................................................    39
SECTION 5.12.          Syndication Efforts...............................................................    39
SECTION 5.13.          Post-Closing Matters..............................................................    39

                                   ARTICLE VI

                               NEGATIVE COVENANTS

SECTION 6.01.          Financial Covenants...............................................................    39
SECTION 6.02.          Indebtedness......................................................................    40
SECTION 6.03.          Liens.............................................................................    40
SECTION 6.04.          Mergers, Etc......................................................................    42
SECTION 6.05.          Investments.......................................................................    42
SECTION 6.06.          Restricted Payments...............................................................    42
SECTION 6.07.          Transactions with Affiliates......................................................    42
SECTION 6.08.          Unrestricted Subsidiaries.........................................................    43
SECTION 6.09.          Maintenance of Corporate Separateness.............................................    43

                                                                                                            PAGE
                                   ARTICLE VII

                                EVENTS OF DEFAULT

                                  ARTICLE VIII

                                   THE AGENTS

                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.01.          Notices............................................................................   48
SECTION 9.02.          Waivers; Amendments................................................................   49
SECTION 9.03.          Expenses; Indemnity; Damage Waiver.................................................   50
SECTION 9.04.          Successors and Assigns.............................................................   51
SECTION 9.05.          Survival...........................................................................   53
SECTION 9.06.          Counterparts; Integration; Effectiveness...........................................   54
SECTION 9.07.          Severability.......................................................................   54
SECTION 9.08.          Right of Setoff....................................................................   54
SECTION 9.09.          Governing Law; Jurisdiction; Consent to Service of Process.........................   55
SECTION 9.10.          WAIVER OF JURY TRIAL...............................................................   55
SECTION 9.11.          Headings...........................................................................   55
SECTION 9.12.          Confidentiality....................................................................   55
SECTION 9.13.          Acknowledgments....................................................................   56

SCHEDULES:

Schedule 2.01       -    Commitments
Schedule 2.03(A)    -    Borrowing Notice/Interest Election Notice/Prepayment
                         Notice
Schedule 2.03(B)    -    Authorized Account Numbers & Locations
Schedule 6.08       -    Unrestricted Subsidiaries
Schedule 8          -    List of Proper Persons

EXHIBITS:

Exhibit A     -   Form of Assignment and Acceptance
Exhibit B     -   Form of Guarantee
Exhibit C     -   Form of Note

                  TERM LOAN AGREEMENT (this "Agreement"), dated as of March 31, 2003, among MOTH HOLDINGS, INC., a Delaware corporation (as successor in interest to MediaOne TWE Holdings, Inc. and to be renamed, at the time of the Closing (as defined below), TIME WARNER CABLE INC.) ("Borrower"), the Lenders named on the signature pages hereto (the "Lenders") and DEUTSCHE BANK AG, NEW YORK BRANCH ("DBNY"), and CITICORP NORTH AMERICA, INC., as administrative agents ("CNAI" and together with DBNY, in such capacity, the "Administrative Agents").

                              W I T N E S S E T H :
                               - - - - - - - - - -

                  WHEREAS, on August 19, 2002, Borrower issued to Comcast of Georgia, Inc., a Colorado corporation and indirect parent of Borrower (formerly named MediaOne of Colorado, Inc.), a Demand Promissory Note in principal amount of $2,100,000,000 (the "Comcast Promissory Note");

                  WHEREAS, AOL Time Warner, Inc., a Delaware corporation ("AOLTW"), Comcast Corporation (formerly named AT&T Comcast Corporation, "Comcast") and the other parties thereto have entered into a Restructuring Agreement (the "Restructuring Agreement"), dated as of August 20, 2002, for the restructuring of TIME WARNER ENTERTAINMENT COMPANY, L.P., a Delaware limited partnership ("TWE" or the "Guarantor"), (the restructuring of TWE contemplated in the Restructuring Agreement (and related agreements) is hereinafter referred to as the "Restructuring");

                  WHEREAS, Borrower (after giving effect to the Restructuring) is to be renamed "Time Warner Cable, Inc.", a newly acquired majority-owned subsidiary of AOLTW that will, immediately upon the consummation of the Restructuring, own approximately 94.3% of the partnership interests of TWE;

                  WHEREAS, Borrower desires that the Lenders extend, immediately prior to consummation of Restructuring, a $2,100,000,000 term loan facility to Borrower to fund the repayment of the Comcast Promissory Note;

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                  "Adjusted Financial Statements" means, for any period, (a) the balance sheet of Borrower and its Restricted Subsidiaries (treating Unrestricted Subsidiaries as equity investments of Borrower to the extent that such Unrestricted Subsidiaries would not otherwise be treated as equity investments of Borrower in accordance with GAAP) as of the end of such period and (b) the related statements of operations and stockholders equity for such period and, if such period is not a fiscal year, for the then elapsed portion of the fiscal year (treating Unrestricted Subsidiaries as equity investments of Borrower to the extent that such Unrestricted Subsidiaries would not otherwise be treated as equity investments of Borrower in accordance with GAAP).

                  "Adjusted LIBO Rate" means with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

                  "Administrative Agents" means (i) DBNY and CNAI, as administrative agents for the Lenders hereunder, together with any of their successors pursuant to Article VIII and (ii) immediately after the consummation of the syndication contemplated by the Separate Letter Agreements, either DBNY or CNAI, as designated by the Borrower, or in the absence of any such designation, as designated by DBNY and CNAI, together with its successors pursuant to Article VIII.

                  "Administrative Questionnaire" means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agents.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that two or more Persons shall not be deemed Affiliates because an individual is a director and/or officer of each such Person.

                  "Agents" means those Lenders in those capacities, as designated by the Administrative Agents and Borrower in connection with the syndication contemplated by the Separate Letter Agreements, as well as the Paying Agent.

                  "AOLTW" has the meaning assigned to such term in the recitals hereto.

                  "Applicable Margin" means, for any day, the applicable rate per annum set forth below expressed in Basis Points based upon the senior unsecured long-term debt credit rating (or an equivalent thereof) (in each case, a "Rating") assigned by S&P and Moody's, respectively, applicable on such date to Borrower; provided that, until such time as Borrower has received a Rating, the Ratings of TWE shall be used as the basis for calculating the Applicable
Margin:

=============================================================================
                          Applicable Margin for       Applicable Margin for
                           Loans maintained as       Loans maintained as Base
   Rating                  Eurocurrency Loans              Rate Loans
-----------------------------------------------------------------------------
Level 1
A/A2 or above                   57.5                          N/A
-----------------------------------------------------------------------------
Level 2
A-/A3                           62.5                          N/A
-----------------------------------------------------------------------------
Level 3
=============================================================================

=============================================================================
BBB+/Baa1                       87.5                          N/A
-----------------------------------------------------------------------------
Level 4
BBB/Baa2                         100                          N/A
-----------------------------------------------------------------------------
Level 5
BBB-/Baa3                        125                           25
-----------------------------------------------------------------------------
Level 6                          175                           75
BB+/Ba1 or lower
=============================================================================

                  For purposes of determining the Applicable Margin for Borrower, (A) if either S&P or Moody's shall not have in effect a relevant Rating (other than by reason of the circumstances referred to in clause (C) of this definition), then the Rating assigned by the other rating agency shall be used; (B) if the relevant Ratings assigned by S&P and Moody's shall fall within different Categories, the Applicable Margin shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category next below that of the higher of the two ratings; (C) if either rating agency shall cease to assign a relevant Rating solely because Borrower elects not to participate or otherwise cooperate in the ratings process of such rating agency, the Applicable Margin shall not be less than that in effect immediately before such rating agency's Rating for Borrower became unavailable; and (D) if the relevant Ratings assigned by S&P or Moody's shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency, and, pending the effectiveness of any such amendment, the Applicable Margin of Borrower shall be determined by reference to the rating most recently in effect prior to such change or cessation, provided that, if Borrower elects to extend the Maturity Date of the Loans outstanding on the Initial Maturity Date pursuant to Section 2.09(f), each of the applicable rates per annum set forth above in Basis Points shall be increased by 25 Basis Points for the period that such Loans remain outstanding subsequent to the Initial Maturity Date.

                  "Applicable Percentage" means for any Lender at any date the percentage set forth next to such Lender's name on Schedule 2.01 to this Agreement, as the same may be modified from time to time, including, without limitation, to reflect the addition or withdrawal of a Lender or the assignment of all or a portion of an existing Lender's Applicable Percentage as permitted pursuant to Section 9.04.

                  "Arrangers" means DBSI and SSBI.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agents, in substantially the form of Exhibit A.

                  "Base Lending Rate" means the rate of interest per annum publicly announced from time to time by each Administrative Agent as its base lending rate (and the average of the two during any time in which the Administrative Agents have different base lending rates), in effect from time to time at their principal offices in New York City; each change in the Base Lending Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Base Lending Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Base Lending Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Lending Rate or the Federal Funds Effective Rate, respectively.

                  "Basis Point" means 1/100th of 1%.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States.

                  "Borrower" has the meaning assigned to such term in the preamble hereto.

                  "Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

                  "Borrowing Request" means the request by Borrower for a Borrowing in accordance with Section 2.03

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

                  "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                  "Capital Stock" means, with respect to any Person, any and all shares, partnership interests or other equivalents (however designated and whether voting or non-voting) of such Person's equity, whether outstanding on the date hereof or hereafter issued, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all rights, warrants or options to pur-chase or acquire or exchangeable for or convertible into such shares, partnership interests or other equivalents.

                  "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) that (i) have maturities of not more than six months from the date of acquisition thereof or (ii) are subject to a repurchase agreement with an institution described in clause (b)(i) or (ii) below exercisable within six months from the date of acquisition thereof, (b) U.S. Dollar-denominated and Eurocurrency time deposits, certificates of deposit and bankers' acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof, from Moody's is at least P-2 or the equivalent thereof or from Fitch is at least F-2 or the equivalent thereof (any such bank, an "Approved Lender"), in each case with maturities of not more than six months from the date of acquisition thereof, (c) commercial paper and variable and fixed rate notes issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's or at least F-2 or the equivalent thereof by Fitch, and in each case maturing within six months after the date of acquisition thereof, (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (f) tax-exempt commercial paper of U.S. municipal, state or local governments rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's or at least F-2 or the equivalent thereof by Fitch and maturing within six months after the date of acquisition thereof, (g) shares of money market mutual or similar funds sponsored by any registered broker dealer or mutual fund distributor, (h) repurchase obligations entered into with any bank meeting the qualifications of clause (b) above or any registered broker dealer whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody's is at least P-2 or the equivalent thereof or from Fitch is at least F-2 or the equivalent thereof, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or residential whole loan mortgages, and (i) demand deposit accounts maintained in the ordinary course of business.

                  "Change in Control" means (a) a Person or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than AOLTW and/or its Subsidiaries acquiring or having beneficial ownership (it being understood that a tender of shares or other equity interests shall not be deemed acquired or giving beneficial ownership until such shares or other equity interests shall have been accepted for payment) of securities (or options to purchase securities) having a majority or more of the ordinary voting power of Borrower (including options to acquire such voting power), (b) persons who are directors of Borrower immediately following consummation of the Restructuring or persons designated or approved by such directors ceasing to constitute a majority of the board of directors of Borrower, or (c) prior to consummation of syndication of the Loans, Borrower ceasing to own and control at least 94.3% of the residual equity capital or ceasing to be the sole general partner of TWE, (d) following consummation of syndication of the Loans, Borrower ceasing to own and control of record and beneficially securities (or options to purchase securities) representing at least 51% of the ordinary voting power of TWE (including options to acquire such voting power), or (e) a change in control (as defined in the TWE Loan Facility) occurs under the TWE Loan Facility.

                  "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement.

                  "Closing Date" means March 31, 2003 or such later date (not later than June 30, 2003) as may be agreed by the Borrower and the Administrative Agents.

                  "CNAI" means Citicorp North America, Inc.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Comcast Promissory Note" has the meaning assigned to such term in the recitals hereto.

                  "Commitment" means, with respect to each Lender, the commitment of such Lender to make the Loans hereunder, which Commitment shall be reduced to zero upon the making of Loans on the Closing Date. The amount of each Lender's Commitment is set forth on Schedule 2.01.

                  "Conduit Lender" means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of Borrower (which consent shall not be unreasonably withheld); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or
9.03 than the designating Lender would have been entitled to receive in respect of the Loans made by such Conduit Lender or (b) be deemed to have any Commitment. The making of a Loan by a Conduit Lender hereunder shall utilize the Commitment of a designating Lender to the same extent, and as if, such Loan were made by such designating Lender.

                  "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense (excluding amortization of film inventory that does not constitute amortization of purchase price amortization), (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs (excluding amortization of film inventory that does not constitute amortization of purchase price amortization), (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) minority interest expense in respect of preferred stock of Subsidiaries of Borrower, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis.

                  "Consolidated Interest Coverage Ratio" means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

                  "Consolidated Interest Expense" means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries (other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Indebtedness), such expense to be determined on a consolidated basis in accordance with GAAP).

                  "Consolidated Leverage Ratio" means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

                  "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that such other Person's assets are acquired by Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than (i) in the case of Borrower, a Restricted Subsidiary and (ii) in the case of any other Person, a Subsidiary of such Person) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower (or (i) in the case of Borrower, its Restricted Subsidiary and (ii) in the case of any other Person, its Subsidiary) in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement or instrument (other than any Credit Document), judgment, decree, order, statute, rule, governmental regulation or other requirement of law applicable to such Subsidiary; provided that the income of any Subsidiary of Borrower shall not be excluded by reason of this clause (c) so long as such Subsidiary guarantees the Obligations with a Guarantee (plus a related legal opinion as to the enforceability thereof) reasonably satisfactory to the Administrative Agents.

                  "Consolidated Total Assets" means at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of Borrower and its Subsidiaries under total assets at such date; provided that such amounts shall be calculated in accordance with Section 1.04.

                  "Consolidated Total Debt" means, at any date, the aggregate principal amount of Indebtedness and the aggregate amount liquidation preference of preferred stock of Borrower and its Restricted Subsidiaries minus (a) the aggregate principal amount of any such Indebtedness and aggregate amount liquidation preference of preferred stock (only to the extent that it is payable either by its terms or at the election of the obligor in common equity securities of Borrower or the proceeds of options in respect of such equity securities), (b) to the extent included in the calculation of such Indebtedness, the aggregate principal amount of Film Financings in respect of which TWE has Guarantee Obligations as of the Closing Date and (c) the aggregate amount of cash and Cash Equivalents held by Borrower or any of its Restricted Subsidiaries in excess of $25,000,000, all determined on a consolidated basis in accordance with GAAP.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Copyright Liens" means any Liens granted by Borrower or any of its Subsidiaries prior to the Closing Date on copyrights relating to movies or other programming, which movies or other programming are subject to one or more contracts entitling Borrower or such Subsidiary to future payments in respect of such movies or other programming and which contractual rights to future payments are to be transferred by Borrower or such Subsidiary to a special purpose Subsidiary of Borrower or such Subsidiary organized for the purpose of monetizing such rights to future payments; provided that such Liens
(a) are granted directly or indirectly for the benefit of the special purpose Subsidiary and/or the Persons who purchase such contractual rights to future payments from such special purpose Subsidiary and (b) extend only to the copyrights for the movies or other programming subject to such contracts for the purpose of permitting the completion, distribution and exhibition of such movies or other programming.

                  "Credit Documents" means this Agreement, the Guarantee, the Note and the Separate Letter Agreements.

                  "Credit Parties" means Borrower and the Guarantor; and "Credit Party" means any of them.

                  "DBCI" means Deutsche Bank AG, Cayman Islands Branch.

                  "DBSI" means Deutsche Bank Securities Inc.

                  "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Dollars" or "$" refers to lawful money of the United States.

                  "Environmental Law" means all applicable and binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Affiliate" means, with respect to Borrower, any trade or business (whether or not incorporated) that, together with such Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                  "ERISA Event" means (a) any "reportable event," as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or in Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any unfunded liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Credit Party or any ERISA Affiliate of any notice concerning the imposition on such entity of Withdrawal Liability or a determination that a Multiemployer Plan with respect to which such entity is obligated to contribute or is otherwise liable is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence, with respect to a Plan or a Multiemployer Plan, of a nonexempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Credit Party.

                  "Eurocurrency" when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

                  "Event of Default" has the meaning assigned to such term in
Article VII.

                  "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

                  "Excluded Taxes" means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above,
(c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.18(b)), any withholding tax (i) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or
(ii) is attributable to such Foreign Lender's failure or inability to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of such designation of a new lending office or assignment, to receive additional amounts from such Credit Party with respect to such withholding tax pursuant to Section 2.16(a) and (d) in the case of a Lender that is a U.S. Person, any withholding tax that is attributable to the Lender's failure to comply with Section 2.16(f).

                  "Extended Maturity Date" means the Business Day immediately preceding the second anniversary of the Closing Date.

                  "Extension Notice" has the meaning provided in Section
2.09(f).

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next Basis Point) of the rates on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next Basis Point) of the quotations for such day for such transactions received by the Administrative Agents from three Federal funds brokers of recognized standing selected by them.

                  "Film Financing" means, without duplication, monetary obligations arising out of transactions consummated prior to the Closing Date in which so-called tax-based financing groups or other third-party investors provided financing for the acquisition, production or distribution of motion pictures, television programs, sound recordings or books or rights with respect thereto in exchange, in part, for certain tax or other benefits which are derived from such motion pictures, television programs, sound recordings, books or rights; provided that no such monetary obligations shall have, directly or indirectly, recourse (including by way of setoff) to Borrower or any Restricted Subsidiary or any of its assets other than to the profits or distribution rights related to such motion pictures, television programs, sound recordings, books or rights and other than to a Subsidiary of Borrower substantially all of the assets of which consist of the motion pictures, television programs, sound recordings, books or rights which are the subject of such transaction and related cash and Cash Equivalents.

                  "Financial Officer" means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

                  "Fitch" means Fitch, Inc.

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "Franchise" means, with respect to any Person, a franchise, license, authorization or right to construct, own, operate, manage, promote, extend or otherwise utilize any cable television distribution system operated or to be operated by such Person or any of its Subsidiaries granted by any Governmental Authority, but shall not include any such franchise, license, authorization or right that is incidentally required for the purpose of installing, constructing or extending a cable television system.

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Guarantee" means the guarantee by the Guarantor of the Obligations of Borrower, substantially in the form of Exhibit B.

                  "Guarantee Obligations" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

                  "Guarantor" means (i) TWE and (ii) any other Person (other than Borrower) that provides a guarantee pursuant to Section 5.11.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (but not including synthetic or operating leases), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and payment obligations of such Person pursuant to agreements entered into in the ordinary course of business, which payment obligations are contingent on another Person's satisfactory provision of services or products), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Copyright Liens or Liens on interests or Investments in Unrestricted Subsidiaries) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but only to the extent of the lesser of the fair market value of the property subject to such Lien and the amount of such Indebtedness), (g) all Guarantee Obligations of such Person with respect to Indebtedness of others (except to the extent that such Guarantee Obligation guarantees Indebtedness of a Restricted Subsidiary), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (but only to the extent of all drafts drawn thereunder) and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. Notwithstanding the foregoing, Indebtedness shall not include (i) any obligation of such Person to guarantee performance of, or enter into indemnification agreements with respect to, obligations, entered into in the ordinary course of business, under any and all Franchises, leases, performance bonds, franchise bonds and obligations to reimburse drawings under letters of credit issued in lieu of performance or franchise bonds or (ii) obligations to make Tax Distributions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Indemnified Taxes" means Taxes other than Excluded Taxes.

                  "Initial Maturity Date" means the Business Day immediately preceding the first anniversary of the Closing Date.

                  "Installment Payment Date" has the meaning given in Section 2.10(d).

                  "Interest Election Request" means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

                  "Interest Payment Date" means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the applicable Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                  "Interest Period" means with respect to any Eurocurrency Borrowing the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is (a) one, two, three or six months (or, with the consent of each Lender, a shorter period) thereafter, as Borrower may elect or (b) one month thereafter, if Borrower has made no election; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to such a Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the Closing Date and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                  "Investment" by any Person means any direct or indirect (a) loan, advance or other extension of credit or contribution to any other Person (by means of transfer of cash or other property to others, payments for property or services for the account or use of others, mergers or otherwise), (b) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities (including any option, warrant or other right to acquire any of the foregoing) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (c) purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit and (d) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Investments shall exclude extension of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business and in accordance with customary industry practice.

                  "IPO" means any initial public offering (including any offering registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder) of common stock (or securities convertible into or exchangeable for common stock) of Borrower.

                  "Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                  "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

                  "LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3740 or Page 3750, as the case may be, of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agents from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits (as applicable) in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to the arithmetic average of the rates at which deposits in Dollars and for a maturity comparable to such Interest Period are offered with respect to any Eurocurrency Borrowing to the principal London offices of the Reference Banks (or, if any Reference Bank does not at the time maintain a London office, the principal London office of any Affiliate of such Reference Bank) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, however, that, if only two Reference Banks notify the Administrative Agents of the rates offered to such Reference Banks (or any Affiliates of such Reference Lenders) as aforesaid, the LIBO Rate with respect to such Eurocurrency Borrowing shall be equal to the arithmetic average of the rates so offered to such Reference Banks (or any such Affiliates).

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in (including sales of accounts), on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing, but excluding any operating leases) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  "Loan" or "Loans" means the loans made by the Lenders to Borrower pursuant to this Agreement.

                  "Local Time" means New York time.

                  "Material Adverse Effect" means a material adverse effect on
(a) the financial condition, business, results of operations, properties or liabilities of Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its material obligations to the Lenders under any Credit Document to which it is or will be a party or (c) the rights of or benefits available to the Lenders under any Credit Document.

                  "Material Indebtedness" means Indebtedness (other than the Loans) of any one or more of Borrower and the Subsidiaries thereof in an aggregate principal amount exceeding $200,000,000, and shall in any event include the TWE Loan Facility.

                  "Material Subsidiary" of any Person means, at any date, each Subsidiary of such Person which, either alone or together with the Subsidiaries of such Subsidiary, meets any of the following conditions:

                  (a) as of the last day of such Person's most recently ended fiscal quarter for which financial statements have been filed with the SEC the investments of such Person and its Subsidiaries in, or their proportionate share (based on their equity interests) of the book value of the total assets (after intercompany eliminations) of, the Subsidiary in question exceeds 10% of the book value of the total assets of such Person and its consolidated Subsidiaries;

                  (b) for the period of four consecutive fiscal quarters ended on the last day of such Person's most recently ended fiscal quarter for which financial statements have been filed with the SEC, the equity of such Person and its Subsidiaries in the revenues from continuing operations of the Subsidiary in question exceeds 10% of the revenues from continuing operations of such Person and its consolidated Subsidiaries; or

                  (c) for the period of four consecutive fiscal quarters ended on the last day of such Person's most recently ended fiscal quarter for which financial statements have been filed with the SEC, the equity of such Person and its Subsidiaries in the Consolidated EBITDA of the Subsidiary in question exceeds 10% of the Consolidated EBITDA of such Person.

                  "Maturity Date" means the Initial Maturity Date; provided that if Borrower has delivered an Extension Notice to the Administrative Agents in accordance with Section 2.09(f) the Maturity Date in respect of the Loans (as well as all related interest and fees) shall be the Extended Maturity Date.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                  "Net Proceeds" means, in respect of any incurrence of Indebtedness or issuance of Capital Stock, the aggregate cash proceeds received by Borrower or any of its Subsidiaries, net of (i) transaction costs relating thereto (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing agreements).

                  "Note" means any promissory note evidencing Loans issued pursuant to Section 2.09(e).

                  "Obligations" has the meaning assigned to such term in the Guarantee.

                  "Officer's Certificate" means, with respect to any Person, a certificate executed by the Chief Financial Officer, the Treasurer or the Controller of such Person or such other officer of such Person reasonably acceptable to the Administrative Agents and designated as such in writing to the Administrative Agents by such Person.

                  "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                  "Paying Agent" means both Administrative Agents until such time as they shall mutually designate a single Person to act as paying agent hereunder.

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Rating" has the meaning assigned to such term in the definition of "Applicable Margin".

                  "Reference Banks" means DBNY and CNAI and their respective Affiliates.

                  "Register" has the meaning set forth in Section 9.04(c).

                  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Required Lenders" means, at any time, Lenders having aggregate Commitments and/or outstanding Loans in excess of 50% of all then outstanding Commitments or Loans, as the case may be.

                  "Responsible Officer" means, as to any Person, any of the Chief Executive Officer, Chief Legal Officer, Chief Financial Officer, Treasurer or Controller (or any equivalent of the foregoing officers) of such Person.

                  "Restricted Payment" means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock or other equity interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or other equity interests of such Person or any option, warrant or other right to acquire any such shares of capital stock or other equity interests of such Person.

                  "Restricted Subsidiaries" means, as of any date, all Subsidiaries of Borrower that have not been designated as Unrestricted Subsidiaries by Borrower pursuant to Section 6.08 or have been so designated as Unrestricted Subsidiaries by Borrower but prior to such date have been (or have been deemed to be) re-designated by Borrower as Restricted Subsidiaries pursuant to Section 6.08.

                  "Restructuring" has the meaning assigned to such term in the recitals hereto.

                  "Restructuring Agreement" has the meaning set forth in the recitals hereto.

                  "S&P" means Standard & Poor's Rating Services.

                  "SEC" means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

                  "Separate Letter Agreements" has the meaning set forth in
Section 9.05.

                  "SSBI" means Salomon Smith Barney Inc.

                  "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agents are subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held. Unless otherwise qualified, all references to a "Subsidiary" or "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

                  "Tax Distribution" means, with respect to any period, distributions made to any Person by a Subsidiary of such Person on or with respect to income and other taxes, which distributions are not in excess of the tax liabilities that (i) in the case of a Subsidiary that is a corporation, would have been payable by such Subsidiary on a standalone basis, and (ii) in the case of a Subsidiary that is a partnership, would have been distributed by such Subsidiary to its owners with respect to taxes, and in each case which are calculated in accordance with, and made no earlier than 10 days prior to the date required by, the terms of the applicable organizational document which requires such distribution but only if and to the extent (and on the terms contained therein) that such organizational documents are in effect immediately upon consummation of the Restructuring (and on the terms contained therein).

                  "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "Transactions" means (a) consummation of the Restructuring and
(b) the execution, delivery and performance by (i) Borrower of this Agreement and (ii) the Guarantor of the Guarantee, and (c) the borrowing of Loans.

                  "TWE" has the meaning assigned to such term in the preamble hereto.

                  "TWE Loan Facility" means the $1,500,000,000 Amended and Restated Revolving Credit Agreement dated as of July 8, 2002 and amended and restated as of March 31, 2003 by and among Borrower, TWE, JPMorgan Chase Bank, as administrative agent, Bank of America, N.A. and Citibank, N.A., as co-syndication agents, ABN Amro Bank N.V. and BNP Paribas, as co-documentation agents, and the other lenders named therein, including any notes, guarantees, instruments and agreements executed in connection therewith, and any liquidity or similar arrangement in substitution therefor in whole or in part, whether by amendment, restatement, modification, extension, renewal, refinancing, replacement or refunding (and whether or not such substitution immediately follows the termination or replacement of the earlier facility).

                  "TWEAN" means Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership.

                  "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

                  "United States" means the United States of America.

                  "U.S. Person" means a person who is a citizen or resident of the United States and any corporation or other entity created or organized in or under the laws of the United States.

                  "Unrestricted Subsidiary" means, as of any time, all Subsidiaries of Borrower that have been designated as Unrestricted Subsidiaries by Borrower pursuant to Section 6.08.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurocurrency Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurocurrency Borrowing").

                  SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words, "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall, except where the context dictates otherwise, be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                  SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Administrative Agents that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agents notify Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II

                                    THE LOANS

                  SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans (each individually a "Loan"; and, collectively, the "Loans") to Borrower in Dollars on the Closing Date in the amount of its Commitment. Principal amounts of the Loans that are repaid or prepaid by Borrower may not be reborrowed. The Loans may from time to time be Eurocurrency Loans or Base Rate Loans, in each case as determined by Borrower and notified to the Administrative Agents in accordance with Sections
2.03 and 2.07

                  SECTION 2.02. Loans. (a) The Loans shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

                  (b) Subject to Section 2.13, the Loans shall be comprised entirely of Borrowings of Base Rate Loans or Eurocurrency Loans as Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loans by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall
(i) subject to following clause (ii), not affect the obligation of Borrower thereof to repay such Loan in accordance with the terms of this Agreement and
(ii) not create any additional liability of Borrower in respect of Sections 2.14 or 2.16.

                  (c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that any Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Borrowings outstanding.

                  (d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request or elect any Interest Period in respect of any Borrowing that would end after the Maturity Date.

                  SECTION 2.03. Notice of Borrowing. To request the Loans, Borrower shall notify the Administrative Agents of such request by telephone in accordance with Schedule 2.03(A). Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agents of a written Borrowing Request in a form approved by the Administrative Agents and signed by Borrower. The Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (a)      the aggregate amount of the requested Loans;

                  (b) whether Borrowings are to be Base Rate Borrowings or Eurocurrency Borrowings;

                  (c) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (d) the location and number of Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowings is specified, then the requested Borrowings shall be deemed Base Rate Loans. If no Interest Period is specified with respect to any requested Eurocurrency Borrowings, then Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agents shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Loans.

                  SECTION 2.04.     [INTENTIONALLY LEFT BLANK]

                  SECTION 2.05.     [INTENTIONALLY LEFT BLANK]

                  SECTION 2.06. Funding of Loans. (a) Each Lender shall make the Loan or Loans to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 11:00 a.m., Local Time, to the account designated by the Administrative Agents for such purpose by notice to the Lenders. The Administrative Agents will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to an account of Borrower specified on Schedule 2.03(B) or another account designated in the Borrowing Request.

                  (b) Unless the Administrative Agents shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agents such Lender's share of such Borrowing, the Administrative Agents may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agents, then the Administrative Agents shall have the right to demand payment from the applicable Lender and/or Borrower and they each severally agree to pay to the Administrative Agents forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agents, at (i) in the case of such Lender, the Base Rate or (ii) in the case of Borrower, the interest rate that would otherwise apply to such Borrowing. If such Lender pays such amount to the Administrative Agents, then such amount shall constitute such Lender's Loan included in such Borrowing and such payment shall absolve any obligation of Borrower in respect of any demand made under this Section in respect of such Loan.

                  SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

                  (b) To make an election pursuant to this Section, Borrower shall notify the Administrative Agents or the Paying Agent, if any, of such election by telephone by the relevant time set forth in Schedule 2.03(A). Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agents or the Paying Agent, if any, of a written Interest Election Request in a form approved by the Administrative Agents or the Paying Agent, if any, and signed by Borrower.

                  (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurocurrency Borrowing;

                  (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period". If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  (d) Promptly following receipt of an Interest Election Request, the Administrative Agents or the Paying Agent, as the case may be, shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) If Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is prepaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Eurocurrency Borrowing, as the case may be, having a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agents or the Paying Agent, if any, at the request of the Required Lenders, so notify Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

                  SECTION 2.08.     [INTENTIONALLY LEFT BLANK]

                  SECTION 2.09. Repayment of Loans at Maturity; Evidence of Debt. Borrower hereby unconditionally promises to pay to the Paying Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Administrative Agents or the Paying Agent, if any, shall maintain accounts in which they shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto,
(ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Paying Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agents or the Paying Agent, as the case may be, to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

                  (e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C attached hereto, approved by the Administrative Agents or the Paying Agent, as the case may be, and reasonably acceptable to Borrower. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  (f) Borrower may elect, in its sole discretion, to extend the Maturity Date of the Loans from the Initial Maturity Date to the Extended Maturity Date by giving written notice (the "Extension Notice") of such election to the Administrative Agents or the Paying Agent, as the case may be, no later than five days prior to the Initial Maturity Date.

                  SECTION 2.10. Optional Prepayments and Mandatory Repayments of Loans. (a) Borrower may at any time and from time to time prepay any Borrowing, in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

                  (b) Borrower shall notify the Administrative Agents or the Paying Agent, as the case may be, by telephone (confirmed by facsimile) of any prepayment hereunder in accordance with Schedule 2.03(A). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agents or the Paying Agent, as the case may be, on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agents or the Paying Agent, as the case may be, shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section
2.02. Each prepayment of a Borrowing hereunder shall be applied in accordance with Section 2.10(e) below. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

                  (c) So long as any Loans are outstanding: If, subsequent to the Closing Date, Borrower or any of its Subsidiaries shall (i) issue any Capital Stock (other than pursuant to any employee stock ownership plan or upon the exercise of any stock option issued pursuant to any employee stock option plan), (ii) incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, Capital Stock but excluding (x) any Indebtedness of non-Credit Party Subsidiaries permitted by clauses (b) -- (e), inclusive, of Section 6.02 and (y) any Indebtedness up to $1.5 billion (including revolving borrowings) incurred under the TWE Loan Facility), then in each case, 100% of the Net Proceeds thereof shall be applied upon receipt toward the prepayment of the Loans in accordance with Section 2.10(e) below.

                  (d) The Loans shall be repaid in consecutive quarterly installments on the dates set forth below (each such day, an "Installment Payment Date"), in an aggregate amount equal to the amount specified for each such Installment Payment Date (in each case subject to reduction as described in Section 2.10(e)).

December 31, 2003                  $100,000,000
March 31, 2004*                    $ 75,000,000
June 30, 2004*                     $ 75,000,000
September 30, 2004*                $ 75,000,000
December 31, 2004*                 $ 75,000,000

-------------------------

* If Borrower has delivered a valid Extension Request pursuant to Section
2.09(f).

                  (e) Prepayments of Loans pursuant to this Section 2.10 shall be applied to reduce future scheduled amortization payments of the Loans (as specified in Section 2.10(d)) in (i) direct order of Installment Payment Dates in respect of prepayments pursuant to Section 2.10(a) and (ii) inverse order of Installment Payment Dates in respect of prepayments pursuant to Section 2.10(c).

                  SECTION 2.11. Fees. (a) Borrower agrees to pay to the Administrative Agents or the Paying Agent, as the case may be, for their own accounts and the account of each Lender, fees payable in the amounts and at the times set forth in the Separate Letter Agreements.

                  (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Paying Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error in the calculation and/or payment thereof.

                  SECTION 2.12. Interest. (a) Base Rate Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

                  (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

                  (c)      [Intentionally left blank]

                  (d)      [Intentionally left blank]

                  (e)      [Intentionally left blank]

                  (f)      [Intentionally left blank]

                  (g) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided above.

                  (h) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (g) of this Section shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan (other than a Base Rate Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon the Maturity Date.

                  (i) All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Base Lending Rate and the Market-Based Premium Fee shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Base Rate, Adjusted LIBO Rate and LIBO Rate and the Market-Based Premium Fee shall be determined by the Administrative Agents, and such determination shall be conclusive absent manifest error.

                  SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

                  (a) the Administrative Agents determine (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining for such Interest Period the Adjusted LIBO Rate; or

                  (b) the Administrative Agents are advised by the Required Lenders that for such Interest Period the Adjusted LIBO Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agents shall give notice thereof to Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agents notify Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Borrowing referred to in such Interest Election Request shall, unless prepaid by Borrower, be converted to (as of the last day of the then current Interest Period), or maintained as, a Base Rate Borrowing, as the case may be (to the extent, in the Administrative Agents' reasonable determination, it is practicable to do so), and (ii) if the Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall, unless otherwise rescinded by Borrower, be made as a Base Rate Loan (to the extent, in the Administrative Agents' reasonable de-termination, it is practicable to do so), and if the circumstances giving rise to such notice affect fewer than all Types of Borrowings, then the other Types of Borrowings shall be permitted.

                  SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

                  (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.

                  (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction actually suffered in respect of the Loans made by such Lender hereunder.

                  (c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                  (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions unless a Lender gives notice to Borrower that it is obligated to pay an amount under this Section within six months after the later of (i) the date the Lender incurs such increased costs, reduction in amounts received or receivable or reduction in return on capital or (ii) the date such Lender has actual knowledge of its incurrence of such increased cost, reduction in amounts received or receivable or reduction in return on capital; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

                  Notwithstanding any other provision of this Section 2.14, no Lender shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (it being understood that this sentence shall not in any way limit the discretion of any Lender to waive the right to demand such compensation in any given case).

                  SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(b) and is revoked in accordance herewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to
Section 2.18, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit in Dollars equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in Dollars from other banks in the Eurocurrency market at the commencement of such period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                  SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Agent and Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. (b)Borrower shall indemnify each Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable by such Borrower under this Section unless such amounts have been included in any amount paid pursuant to the proviso to Section 2.16(a)) paid by any Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified

Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by the applicable Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

                  (c) If a Lender or an Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall within 30 days from the date of such receipt pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund, as determined by such Lender in its reasonable discretion), net of all out-of-pocket expenses of such Lender or Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that Borrower, upon the request of such Lender or Agent, agrees to repay the amount paid over to Borrower (plus penalties, interest or other charges) to such Lender or Agent in the event such Lender or Agent is required to repay such refund to such taxation authority.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agents.

                  (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Agents), at the time or times prescribed by applicable law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                  (f) Any Lender that is a U.S. Person shall deliver to Borrower (with a copy to the Agents) a statement signed by an authorized signatory of the Lender that it is a U.S. Person and, if necessary to avoid United States backup withholding, a duly completed and signed Internal Revenue Service Form W-9 (or successor form) establishing that such Lender is organized under the laws of the United States and is not subject to United States backup withholding.

                  (g) Nothing in this Section shall be construed to require any Lender to disclose any information regarding its tax returns or affairs other than with respect to the imposition of Indemnified Taxes and Other Taxes.

                  SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall, unless the Paying Agent is able to distribute such amounts to the applicable Lenders on such date, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Paying Agent, at the offices for the Paying Agent set forth in Section 9.01, except that payments pursuant to Sections 2.14, 2.15,
2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Paying Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient in like funds promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder, whether such payments are made in respect of principal, interest or fees, shall be made in Dollars.

                  (b) If at any time insufficient funds are received by and available to the Paying Agent to pay fully all amounts of principal, interest and fees then due from Borrower hereunder, such funds shall be applied (i) first, to pay interest and fees then due from Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal, then due from Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                  (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon owing by Borrower than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders owing from Borrower to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

                  (d) Unless the Administrative Agents shall have received notice from Borrower prior to the date on which any payment is due from Borrower to the Paying Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Paying Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Paying Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Paying Agent, at the Federal Funds Effective Rate for the amount paid by the Paying Agent on behalf of Borrower.

                  (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.17(d), then the Administrative Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agents for the account of such Lender from or on behalf of any Credit Party or otherwise in respect of the Obligations to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                  SECTION 2.18. Mitigation Obligations; Replacement of enders. (a) If any Lender requests compensation under Section 2.14, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) If any Lender requests compensation under Section 2.14, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agents, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and
(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will be made to a Lender reasonably expected to result in a reduction in the compensation or payments to be paid by Borrower pursuant to such sections. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants, as to itself (and those Restricted Subsidiaries that will exist immediately upon consummation of the Restructuring), to the Lenders that:

                  SECTION 3.01. Organization Powers. Each Credit Party and each of its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  SECTION 3.02. Authorization; Enforceability. The Transactions are within the Credit Parties' corporate or partnership (as the case may be) powers and have been duly authorized by all necessary corporate or partnership (as the case may be) and, if required, stockholder or partner action of such Credit Parties. Each Credit Document (other than each Note) has been, and each Note when delivered hereunder will have been, duly executed and delivered by the Credit Parties party thereto. Each Credit Document (other than each Note) constitutes, and each Note when delivered hereunder will be, a legal, valid and binding obligation of each such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or (ii) the charter, by-laws, partnership agreements or other organizational documents of Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Borrower or any of its Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any of its Restricted Subsidiaries; except, in each case (other than clause (b)(ii) with respect to any Credit Party), such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.04. Financial Condition; No Material Adverse Change. The unaudited pro forma consolidated balance sheet of Borrower and its consolidated Subsidiaries as at December 31, 2002 (including the notes thereto) (the "Pro Forma Balance Sheet") and the unaudited pro forma statements of income, stockholders equity and cash flows of Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2002 (the "Pro Forma Income Statements"), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on December 31, 2002 in the case of the Pro Forma Balance Sheet, and on the first day of such fiscal year, in the case of the Pro Forma Income Statements) to the consummation of the Restructuring. The Pro Forma Balance Sheet and the Pro Forma Income Statements have been prepared based on the best information available to Borrower as of the date of delivery thereof, and present fairly, in all material respects, the pro forma (i) financial position of Borrower and its consolidated Subsidiaries as at December 31, 2002 assuming the Restructuring actually occurred on such date and (ii) results of operations and cash flows of Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2002, assuming that the Restructuring actually occurred on the first day of such period.

                  (b) Since December 31, 2002 there has been no material adverse change in the business, assets, operations or financial condition of Borrower and its consolidated Subsidiaries, taken as a whole.

                  SECTION 3.05. Properties. (a) Borrower and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for defects in title or interests that could not reasonably be expected to result in a Material Adverse Effect.

                  (b) Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower or any of its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected to be adversely determined and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

                  (b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (x) neither Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law,
(ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability and (y) Borrower has no knowledge of any basis for any Environmental Liability on the part of any of its Restricted Subsidiaries.

                  SECTION 3.07. Compliance with Laws and Agreements. Borrower and each of its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Event of Default has occurred and is continuing.

                  SECTION 3.08. Government Regulation. Neither Borrower nor any of its Restricted Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, or (c) subject to any other statute or regulation which regulates the incurrence of indebtedness for borrowed money, other than, in the case of this clause (c), Federal and state securities laws and as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.09. Taxes. Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it or as part of the consolidated group of which it is a member, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.11. Disclosure. As of the date hereof and the Closing Date, all information heretofore or contemporaneously furnished by or on behalf of Borrower or any of its Restricted Subsidiaries (including all information contained in the Credit Documents and the annexes, schedules and other attachments thereto but not including any projected financial statements), when taken together with the reports and other filings with the SEC made under the Exchange Act by any Credit Party since December 31, 2001, is, and all other such information hereafter furnished, including all information contained in any of the Credit Documents, including any annexes or schedules thereto, by or on behalf of Borrower or any of its Restricted Subsidiaries to or on behalf of any Lender is and will be (as of their respective dates and the Closing Date), true and accurate in all material respects and not incomplete by omitting to state a material fact to make such information not misleading at such time. There shall be no material and adverse difference between the unaudited financial statements of Borrower and its Subsidiaries for the fiscal year ended December 31, 2002 delivered pursuant to Section 4.01(g) and the audited financial statements for such period to be delivered under Section 5.01(a). There is no fact of which any Credit Party is aware which has not been disclosed to the Lenders in writing pursuant to the terms of this Agreement prior to the date hereof and which, singly or in the aggregate with all such other facts of which any Credit Party is aware, could reasonably be expected to result in a Material Adverse Effect. All statements of fact and representation concerning the present business, operations and assets of Borrower or any of its Subsidiaries, the Credit Documents and the transactions referred to therein are true and correct in all material respects.

                  SECTION 3.12. Statements as to Taxes. Each Credit Party confirms that the Administrative Agents have not made or provided to, or for the benefit of, the Borrower or any of its Subsidiaries any oral or written statements as to any potential tax consequences that are related to, or may result from, the Loans.

                                   ARTICLE IV

                                   CONDITIONS

                  SECTION 4.01. Closing Date. This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

                  (a) Credit Documents. The Administrative Agents (or their counsel) shall have received each of the Credit Documents, executed and delivered by the all parties thereto.

                  (b) Opinions of Counsel. The Administrative Agents shall have received favorable written opinions (addressed to the Administrative Agents and the Lenders and dated the Closing Date) from
         (i) Cravath, Swaine & Moore, counsel for the Credit Parties, and (ii) in-house counsel to the Credit Parties, in each case in form and substance reasonably satisfactory to the Administrative Agents. The Credit Parties hereby request such counsel to deliver such opinions.

                  (c) Closing Certificate. The Administrative Agents shall have received a certificate from Borrower, in form and substance reasonably satisfactory to the Administrative Agents, dated the Closing Date and signed by the president, chief financial officer or equivalent officer of Borrower, including confirmation of compliance with the representations, warranties and conditions set forth in Article III and
         Article IV, respectively.

                  (d) Consummation of Restructuring. Other than the repayment of the Comcast Promissory Note, which shall be made from the proceeds hereof, all material conditions precedent to the consummation of the Restructuring, as set forth in the documentation relating thereto, shall have been satisfied in all material respects, and not waived in an adverse manner to the Lenders except with the consent of the Agents; provided that Comcast may agree to waive any condition precedent relating to the filing of a Form S-3 in respect of the Restructuring.

                  (e) TWE Loan Facility. TWE (and each of the other parties to the TWE Loan Facility) shall have executed and delivered the documentation governing the TWE Loan Facility, which documentation shall be in form and substance reasonably satisfactory to the Agents and will be in full force and effect on the Closing Date after the consummation of the Restructuring. All conditions precedent to the effectiveness of such documentation shall have been satisfied other than in respect of funding of Borrowings hereunder and TWE, as borrower thereunder, shall have at least $1.5 billion of funds available to be drawn, or funds previously drawn and outstanding as of the Closing Date (but not to exceed $1.5 billion outstanding as of the Closing Date), pursuant to the TWE Loan Facility. No default or event of default shall have occurred and be outstanding under the TWE Loan Facility.

                  (f) Authorizations, etc. The Administrative Agents shall have received customary officer's certificates, together with incumbency certificates, good standing certificates, charter documents and board resolutions, and other such documents and certificates as the Administrative Agents or their counsel may reasonably request relating to the organization, existence and good standing of Borrower, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agents and their counsel.

                  (g) Financial Statements. The Agents shall have received the unaudited pro forma consolidated financial statements of Borrower for the fiscal year ended December 31, 2002 referred to in Section 3.04, all certified by one of Borrower's Financial Officers as having been prepared based on the best information available to Borrower as of the date of delivery thereof, and presenting fairly, in all material respects, the pro forma (i) financial position of Borrower and its consolidated Subsidiaries as at December 31, 2002 assuming the Restruc-turing actually occurred on such date and (ii) results of operations and cash flows of Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2002, assuming that the Restructuring actually occurred on the first day of such period. If the Closing Date is a date on or after May 1, 2003, the Agents shall have received the financial statements and other information, if any, required pursuant to Section 5.01 hereof.

                  (h) Representations and Warranties. The representations and warranties of the Credit Parties set forth in the Credit Documents shall be true and correct in all material respects on and as of the Closing Date immediately after giving effect to the Restructuring, and before and after giving effect to the borrowing of the Loans and the application of the proceeds therefrom, as though made on and as of the Closing Date immediately after giving effect to the Restructuring (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects only as of the respective date or for the respective period, as the case may be).

                  (i) Absence of Default. At the time of and immediately after giving effect to the Loans on and as of the Closing Date, no Default or Event of Default shall have occurred and be continuing.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

                  So long as any Loan remains outstanding and unpaid to any Lender or the Administrative Agents or the Paying Agent, as the case may be, hereunder, Borrower (for itself and its Restricted Subsidiaries) covenants and agrees with the Lenders that:

                  SECTION 5.01. Financial Statements and Other Information. Borrower will furnish to the Administrative Agents at their New York offices (who will distribute copies to each Lender):

                  (a) within 105 days after the end of each fiscal year (but 135 days after the end of the fiscal year ended December 31, 2002) of Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows (or, for the fiscal year ended December 31, 2002, its audited combined pro forma balance sheet and related statements of operations, stockholders' equity and cash flows) as of the end of and for such year and its unaudited Adjusted Financial Statements for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and, (i) in the case of the audited financial statements, reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated (or combined, as the case may be) financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated (or combined, as the case may be) Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) in the case of the Adjusted Financial Statements, certified by one of Borrower's Financial Officers as presenting fairly in all material re-spects the financial condition and results of operations of Borrower and its consolidated Restricted Subsidiaries on a consolidated (or combined, as the case may be) basis in accordance with GAAP consistently applied; provided that, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to furnish Adjusted Financial Statements for any fiscal year if all Unrestricted Subsidiaries of Borrower (other than any such Unrestricted Subsidiaries that are already treated as equity investments on Borrower's financial statements) on a combined basis would not have constituted a Material Subsidiary of Borrower for such fiscal year;

                  (b) within 60 days after the end of each of the first three fiscal quarters (for the avoidance of doubt, including the fiscal quarter ending March 31, 2003) of each fiscal year of Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows (or, as applicable, its combined pro forma balance sheet and related statements of operations, stockholders' equity and cash flows) and its Adjusted Financial Statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth, beginning with the first fiscal quarter ending March 31, 2004 (or any earlier date, if available), in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of Borrower's Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to furnish Adjusted Financial Statements for any fiscal quarter if all Unrestricted Subsidiaries of Borrower (other than any such Unrestricted Subsidiaries that are already treated as equity investments on Borrower's financial statements) on a combined basis would not have constituted a Material Subsidiary of Borrower for such fiscal quarter;

                  (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02(a) and 6.03(a) and (k) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the unaudited financial statements referred to in Section 3.04, which has not been previously disclosed by Borrower pursuant to this
         Section 5.01(c)(iii), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any of Borrower or its Subsidiaries with the SEC or with any national securities exchange, or distributed by any of Borrower or its Subsidiaries to its security holders generally, as the case may be (other than registration statements on Form S-8, filings under Sections 16(a) or 13(d) of the Exchange Act and routine filings related to employee benefit plans); and

                  (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agents or any Lender may reasonably request (it being understood that Borrower and such Subsidiaries shall not be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure).

                  Information required to be delivered pursuant to paragraphs
(a), (b) and (d) shall be deemed to have been delivered on the date on which Borrower provides notice to the Administrative Agents, or as the case may be the Administrative Agents give notice to the Lenders, that such information has been posted on Borrower's website on the internet at the website address listed on the signature pages of such notice, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (d) of this Section 5.01 to the Administrative Agents or any Lender who requests Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agents or such Lender.

                  SECTION 5.02. Notices of Material Events. Borrower will furnish to the Administrative Agents (who will distribute copies to the Lenders) prompt written notice of the following, upon any such event becoming known to any Responsible Officer of Borrower:

                  (a)      the occurrence of any Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to Borrower and its Subsidiaries in an aggregate amount exceeding $200,000,000; and

                  (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  SECTION 5.03. Existence; Conduct of Business. Borrower will, and will cause each of its Restricted Subsidiaries which are Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

                  SECTION 5.04. Payment of Obligations. Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 5.05. Maintenance of Properties; Insurance. Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business (taken as a whole) in good working order and condition, ordinary wear and tear excepted, and
(b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (it being understood that, to the extent consistent with prudent business practice, a program of self-insurance for first or other loss layers may be utilized).

                  SECTION 5.06. Books and Records; Inspection Rights. Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agents or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine its books and records, and to discuss its affairs, finances and condition with its officers and, so long as a representative of Borrower is present, or Borrower has consented to the absence of such a representative, independent accountants (in each case subject to Borrower's or its Restricted Subsidiaries' obligations under applicable confidentiality provisions), all at such reasonable times and as often as reasonably requested.

                  SECTION 5.07. Compliance with Laws. Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to fund the repayment of the Comcast Promissory Note. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

                  SECTION 5.09. Fiscal Periods; Accounting. Borrower's fiscal year will end on December 31 and its fiscal quarters will end on dates consistent with such fiscal year end.

                  SECTION 5.10. Documentation; Status. Borrower will periodically keep the Administrative Agents updated and informed on a timely basis and from time to time upon their reasonable request with respect to the status of the IPO.

                  SECTION 5.11. Guarantees. From and after the Closing Date, if any Person, other than American Television and Communications Corporation and Warner Communications Inc., is or becomes a Guarantor in respect of the TWE Loan Facility or the TWE public bonds, Borrower shall cause to be delivered to the Administrative Agents an analogous Guarantee duly executed by such Guarantor (plus a related legal opinion as to the enforceability thereof) reasonably satisfactory to the Administrative Agents; such that the obligations hereunder shall, in each case, remain at all times pari passu with the obligations under the TWE Loan Facility and the TWE public bonds.

                  SECTION 5.12. Syndication Efforts. Borrower shall, and shall cause each of its Subsidiaries to, comply with the obligations in respect of syndication of the Loans hereunder as set forth in the Separate Letter Agreements.

                  SECTION 5.13. Post-Closing Matters. (a) Borrower shall pay within 31 days following consummation of the Restructuring all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated by Section 2.11;

                  (b) Immediately upon consummation of the Restructuring, Borrower shall affirm each and all representations and warranties set forth in
Article III as to itself and its Restricted Subsidiaries.

                  (c) Immediately upon consummation of the Restructuring, Borrower shall affirm that each component of the Restructuring has been consummated substantially in accordance with the documentation therefor and all applicable laws.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

                  Until the principal of and interest on each Loan, all fees payable hereunder and all other Obligations have been paid in full (but with respect to such other Obligations only to the extent that actual amounts hereunder are owing at the time the Loans, together with interest and fees, have been paid in full), Borrower covenants and agrees (for itself and its Restricted Subsidiaries) with the Lenders that, beginning at the earlier of (i) immediately upon consummation of the Restructuring and (ii) 9:00 a.m. on the day following the initial funding of Loans hereunder:

                  SECTION 6.01. Financial Covenants. (a) The Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of Borrower (commencing with the first fiscal quarter commencing after the Closing Date) will not exceed 3.50 to 1.00; provided that for the purpose of determining the foregoing ratio for the fiscal quarters ending June 30, 2003, September 30, 2003 and December 31, 2003, Consolidated EBITDA for the relevant period shall be deemed to equal Consolidated EBITDA for such fiscal quarters (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

                  (b) The Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Borrower (commencing with the first fiscal quarter commencing after the Closing

Date and, if less, the number of fiscal quarters of Borrower commencing subsequent to the Closing Date) will not be less than 2.00 to 1.00.

                  SECTION 6.02. Indebtedness. Borrower will not permit any of its Restricted Subsidiaries (other than a Credit Party) to create, incur, assume or permit to exist any Indebtedness, except:

                  (a) with respect to all such Restricted Subsidiaries, Indebtedness of up to an aggregate principal amount of $1,000,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of TWEAN permitted by this clause (a) shall not exceed $500,000,000 at any time outstanding;

                  (b) Indebtedness of any such Restricted Subsidiary to Borrower or any Subsidiary;

                  (c) Guarantee Obligations of any such Restricted Subsidiary with respect to Indebtedness of Borrower or any wholly owned Restricted Subsidiary;

                  (d) Indebtedness of any such Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any property, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such property or secured by a Lien on any such property prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) with respect to any such property shall not exceed 110% of the purchase price for, or the cost of construction or improvement of, such property; and

                  (e) Indebtedness of any Person that becomes a Restricted Subsidiary of Borrower after the date hereof; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) such Indebtedness does not, directly or indirectly, have recourse (including by way of setoff) to Borrower or any of its Restricted Subsidiaries or any asset thereof other than to the Person so acquired and its Subsidiaries and the assets of the Person so acquired and its Subsidiaries.

                  SECTION 6.03. Liens. Borrower will not, and will not permit any of its Restricted Subsidiaries, to create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

                  (a) any Lien on any property or asset of Borrower or any Subsidiary existing on the date hereof; provided, that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewal and replacements thereof that do not increase the outstanding principal amount thereof and such Liens do not secure an aggregate principal amount of Indebtedness in excess of $200,000,000 or apply to property or assets of Borrower and its Restricted Subsidiaries with a fair market value in excess of $200,000,000; provided that any such Liens securing the TWE Loan Facility or the TWE public bonds shall secure the obligations hereunder equally and ratably;

                  (b) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (c) Liens on property acquired, constructed or improved by Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.02,
         (ii) the Indebtedness secured thereby does not exceed 110% of the cost of acquiring, constructing or improving such property and (iii) such security interests shall not apply to any other property or assets of Borrower or any of its Subsidiaries;

                  (d)      [Intentionally left blank]

                  (e)      [Intentionally left blank]

                  (f) any Copyright Liens existing on the date hereof securing obligations specified in the definition thereof;

                  (g) Liens securing Indebtedness of Borrower or any Restricted Subsidiary and owing to Borrower or to a Restricted Subsidiary;

                  (h) Liens on interests in or investments in any Unrestricted Subsidiary or in any other Person that is not a Subsidiary of Borrower securing Indebtedness of such Unrestricted Subsidiary or such other Person;

                  (i) Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings;

                  (j) Liens incidental to the ordinary conduct of Borrower's business or the ownership of its assets which were not incurred in connection with the borrowing of money, such as carrier's, warehousemen's, materialmen's, landlord's and mechanic's liens, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the ordinary course of its business; and

                  (k) other Liens in respect of property or assets of Borrower or any Restricted Subsidiary so long as at the time of the securing of any obligations related thereto, the aggregate principal amount of all such secured obligations does not exceed 5% of the Consolidated Total Assets of Borrower at such time (it being understood that any Lien permitted under any other clause in this Section 6.03 shall not be included in the computation described in this paragraph);

provided, that no such Liens described or otherwise permitted by this Section
6.03 shall secure obligations under the TWE Loan Facility or the TWE public bonds (or any renewal, refinancing, replacement or refunding thereof) unless the obligations hereunder are simultaneously secured equally and ratably.

                  SECTION 6.04. Mergers, Etc. Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or a substantial portion of Borrower's consolidated assets, or all or a substantial portion of the stock of all of its Restricted Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless (i) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and (ii) after giving effect to any such transaction, the business, taken as a whole, of Borrower and its Restricted Subsidiaries shall not have been altered in a fundamental and substantial manner from that conducted by them, taken as a whole, immediately upon consummation of the Restructuring; provided that (x) Borrower shall not merge into or consolidate with such other Person, unless Borrower shall survive such consolidation or merger, and (y) Borrower shall not liquidate or dissolve or permit any Guarantor to liquidate or dissolve except into Borrower or another Guarantor.

                  SECTION 6.05. Investments. Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Investment if, before or after giving effect thereto, on a pro forma basis, an Event of Default shall have occurred and be continuing; provided that, during the continuance of any such Event of Default and upon 15 or more days' notice to the Administrative Agents as to the amount and timing of such Investment, Borrower may make ordinary course Investments in respect of Texas Cable Partners, L.P. and Kansas City Cable Partners of the type regularly made prior to the Closing Date on terms substantially similar in all material respects to such Investments.

                  SECTION 6.06. Restricted Payments. Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided, however, that (a) so long as after giving effect to the making of such Restricted Payment, no Event of Default shall have occurred and be continuing on a pro forma basis, (b) Subsidiaries of Borrower may make Tax Distributions and
(c) Restricted Subsidiaries may pay pro rata dividends on their equity securities so long as the Borrower or any Restricted Subsidiary receives its pro rata share thereof (based upon its equity ownership of such class of equity securities).

                  SECTION 6.07. Transactions with Affiliates. Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any material transaction with any of its Affiliates, except (a) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof, (b) in the ordinary course of business or at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (c) transactions between or among Borrower and its Restricted Subsidiaries or between or among Restricted Subsidiaries, (d) any arrangements with officers, directors, representatives or other employees of Borrower and its Subsidiaries relating specifically to employment as such and (e) transactions that are otherwise permitted by this Agreement.

                  SECTION 6.08. Unrestricted Subsidiaries. (a) Schedule 6.08 sets forth those Subsidiaries that have been designated as Unrestricted Subsidiaries as of the date hereof, which Subsidiaries do not include any Credit Party. Borrower may designate any other of its Subsidiaries (other than a Credit Party) as Unrestricted Subsidiaries from time to time in compliance with the provisions of this Section 6.08. Borrower will not designate any of its Subsidiaries as an Unrestricted Subsidiary unless at the time such Subsidiary is designated as an Unrestricted Subsidiary, before and after giving effect to such designation on a pro forma basis, no Event of Default shall have occurred and be continuing, as certified in an Officers' Certificate delivered to the Administrative Agents at the time of such designation. Such Officers' Certificate also shall state the specific purpose for which such designation is being made. All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.

                  (b) Borrower may designate or re-designate any Unrestricted Subsidiary as a Restricted Subsidiary from time to time in compliance with the provisions of this Section 6.08. Borrower will not designate or re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, unless at the time such Unrestricted Subsidiary is so designated or re-designated as a Restricted Subsidiary, after giving effect to such designation or re-designation on a pro forma basis, no Event of Default shall have occurred and be continuing, as certified in an Officer's Certificate delivered to the Administrative Agents at the time of such designation or re-designation.

                  SECTION 6.09. Maintenance of Corporate Separateness. Except as otherwise provided in this Agreement Borrower will not, and will not permit any of its Subsidiaries to, (a) take any action, or conduct its affairs in any manner, which is likely to result in the corporate existence of Borrower or any other Restricted Subsidiary being ignored, or in the assets and liabilities of Borrower or any of its Restricted Subsidiaries being substantively consolidated with those of any other Person, in a bankruptcy, reorganization or other insolvency proceeding; or (b) fail to maintain ownership of all of its principal assets utilized in its business (including franchise agreements) and maintain ownership in Borrower's or such Subsidiary's name including, without limitation, legal title, or (c) permit any Credit Party to make any payment to any creditor of AOLTW or any Unrestricted Subsidiary, or for AOLTW or any Unrestricted Subsidiary to make any payment to any creditor of Borrower; or (d) except for such arrangements existing immediately upon consummation of the Restructuring, provide any direct or indirect guarantee or other credit support for any Indebtedness or other obligations of AOLTW or any Unrestricted Subsidiary.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

                  If any of the following events ("Events of Default") shall occur:

                  (a) Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

                  (c) any representation or warranty made or deemed made by or on behalf of any Credit Party in any Credit Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof, shall prove to have been incorrect in any material respect when made or deemed made;

                  (d) Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03 (with respect to its or any Guarantor's existence), 5.13 or in Article VI;

                  (e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in the Credit Documents (other than those specified in clause (a), (b) or (d) of this Article
         VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agents (given at the request of any Lender) to Borrower;

                  (f) Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods;

                  (g) (I) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (II) a default or event of default exists or has occurred under the TWE Loan Facility;

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Material Subsidiary of Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Material Subsidiary of Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (i)      Borrower or any Material Subsidiary of Borrower shall
         (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this
         Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Material Subsidiary of Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (j) Borrower or any Material Subsidiary of Borrower shall become unable, admit in writing or fail generally to pay its debts as they become due;

                  (k) one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 shall be rendered against Borrower, any Material Subsidiary of Borrower or any combination thereof or any action shall be legally taken by a judgment creditor (whose liquidated judgment, along with that of any other judgment creditor's, exceeds $200,000,000) to attach or levy upon any assets of Borrower or any Material Subsidiary of Borrower to enforce any such judgment, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal;

                  (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events (with respect to which Borrower has a liability which has not yet been satisfied) that have occurred, could reasonably be expected to result in a Material Adverse Effect;

                  (m) except as otherwise permitted by this Agreement, the Guarantee of any Guarantor shall cease, for any reason, to be in full force and effect or any Credit Party shall so assert;

                  (n)      a Change in Control shall occur; or

                  (o) each component of the Restructuring shall not have been consummated substantially in accordance with the documentation therefor and all applicable laws by 9:00 a.m., New York City time, on the day following the making of the Loans under this Agreement;

then, and in every such event (other than an event with respect to Borrower described in clause (h) or (i) of this Article VII, or an event described in clause (o) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agents may, and at the request of the Required Lenders shall, by notice to Borrower, take either of the following actions (as applicable): (i) prior to funding of Loans on the Closing Date, terminate the Commitments, and thereupon the Commitments shall terminate immediately, or, if any Loans are outstanding, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower;

and in case of any event with respect to Borrower described in clause (h) or (i) of this Article VII, or an event described in clause (o) of this Article VII, occurring (a) prior to the Closing Date, the Commitments shall automatically terminate, and (b) after the Closing Date, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

                                  ARTICLE VIII

                                   THE AGENTS

                  Each of the Lenders hereby irrevocably appoints the Administrative Agents and the Paying Agent, if any, as its agents or agent, as the case may be, and authorizes the Administrative Agents and the Paying Agent, if any, to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agents and the Paying Agent, if any, by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                  Each party serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such party and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Affiliate thereof as if it were not an Agent hereunder.

                  The Administrative Agents and the Paying Agent, if any, shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agents and the Paying Agent, if any, shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,
(b) the Administrative Agents and the Paying Agent, if any, shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agents and the Paying Agent, if any, are required to exercise in writing by the Required Lenders (or, if so specified by this Agreement, all the Lenders), and (c) except as expressly set forth herein, the Administrative Agents and the Paying Agent, if any, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of Borrower or its Subsidiaries that is communicated to or obtained by the banks serving as Administrative Agents and the Paying Agent, if any, or any of their Affiliates in any capacity. The Administrative Agents and the Paying Agent, if any, shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all the Lenders) or in the absence of its own gross negligence or willful misconduct. The Administrative Agents and the Paying Agent, if any, shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agents and the Paying Agent, if any, by Borrower or a Lender, and the Administrative Agents and the Paying Agent, if any, shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered under any Credit Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in the Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condi-

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                                      -47-

tion set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agents and the Paying Agent, if any.

                  The Administrative Agents and the Paying Agent, if any, shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by a proper Person. An initial list of the proper Persons with respect to Borrower appears on Schedule 8. Schedule 8 shall not be altered except in writing by a Person appearing thereon (or by a successor to such Person occupying the equivalent office). The Administrative Agents and the Paying Agent, if any, also may rely upon any statement made to them orally or by telephone and believed by them to be made by the proper Person, and shall not incur any liability for relying thereon so long as such statement, in the case of a Borrowing Request, complies with the requirements of Section 2.03 or in the case of an Interest Election, complies with the requirement of Section 2.07, as the case may be, in all material respects (it being understood that oral notices of borrowing will be confirmed in writing by Borrower in accordance with Sections 2.03 and 2.07, as the case may be. The Administrative Agents and the Paying Agent, if any, may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

                  The Administrative Agents and the Paying Agent, if any, may perform any and all its duties and exercise their rights and powers by or through any one or more sub-agents appointed by the Administrative Agents and the Paying Agent, if any. The Administrative Agents and the Paying Agent, if any, and any such sub-agents may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agents and to the Related Parties of the Administrative Agents and the Paying Agent, if any, and any such sub-agents, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agents and the Paying Agent, if any.

                  Subject to the appointment and acceptance of successor Administrative Agents and the Paying Agent, if any, as provided in this paragraph, an Administrative Agent and the Paying Agent, if any, may resign at any time by notifying the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor which, so long as no Event of Default is continuing, shall be reasonably acceptable to Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Paying Agent, if any, gives notice of its resignation, then the retiring Administrative Agent and Paying Agent, if any, may, on behalf of the Lenders, appoint a successor Administrative Agent and Paying Agent, if any, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent and Paying Agent, if any, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Paying Agent, if any, and the retiring Administrative Agent and Paying Agent, if any, shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent and Paying Agent, if any, shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an

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                                      -48-

Administrative Agent's and Paying Agent's, if any, resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent and Paying Agent, if any, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent and Paying Agent, if any.

                  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their Applicable Percentage on the date on which indemnification is sought under this Article VIII (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their Applicable Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

                  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

                  (a) if to Borrower, to it at 290 Harbor Drive, Stamford, CT 06902, Attention of Chief Financial Officer (Facsimile No. (203) 328-4029); with copies to General Counsel, 290 Harbor Drive, Stamford, CT 06902 (Facsimile No. (203) 328-4094) and AOL Time Warner Inc., 75 Rockefeller Plaza, New York, NY 10019, Attention of Treasurer (Facsimile No. (212) 489-4712);

                  (b) if to the Administrative Agents or the Paying Agent, if any, (i) to Deutsche Bank AG, New York Branch, 90 Hudson Street, Jersey City, NJ 07302, Attention: Joe Cusmai (Facsimile No. (201) 593-2202), and (ii) to Citicorp North America, Inc., 2 Penn's Way, New Castle, Delaware 19270, Attention: Diane Stewart (Facsimile No. (212) 994-0847) for both Base Rate and Eurocurrency Borrowings.

                  (c) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

                  (d) if to the Paying Agent, to the address (or facsimile number) listed at the time of appointment by the Administrative Agents.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agents or the Paying Agent, if any, or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agents and the Paying Agent, if any, and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agents and the Paying Agent, if any, or any Lender may have had notice or knowledge of such Default at the time.

                  (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and the Administrative Agents or the Paying Agent, as the case may be, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) reduce or limit the obligations of the Guarantor under the Guarantee or otherwise limit the Guarantor's liability with respect to the obligations owing to the Administrative Agents, the Paying Agent, if any, and the Lenders, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,
(v) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of "Required

Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agents and the Paying Agent, if any, hereunder without the prior written consent of the Administrative Agents and the Paying Agent, if any.

                  SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agents and the Paying Agent, if any, and their Affiliates, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel, counsel for the Administrative Agents and the Paying Agent, if any, in connection with the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the syndication of the credit facilities provided for herein, and (ii) all out-of-pocket expenses incurred by the Agents or the Lenders, including the reasonable fees, charges and disbursements of any counsel for the Agents or the Lenders in connection with the enforcement or protection of its rights in connection with any Credit Document, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, it being understood that the Agents and the Lenders shall use, and Borrower shall only be required to pay such fees, charges and disbursements of, a single counsel, unless (and to the extent) conflicts of interests require the use of more than one counsel.

                  (b) Borrower shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of, or the proposed use of, the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of Borrower or its Subsidiaries, or any Environmental Liability related in any way to any of Borrower or its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

                  (c) To the extent that Borrower fails to pay any amount required to be paid by them to the Administrative Agents or the Paying Agent, as the case may be, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agents or the Paying Agent, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agents or the Paying Agent, as the case may be, in their capacity as such.

                  (d) To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

                  (e) All amounts due under this Section shall be payable promptly after written demand therefor. This Section 9.03 shall in no way limit any other reimbursement or expense payment obligations separately agreed upon between Borrower and the Administrative Agents and the Paying Agent, if any.

                  SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender except in accordance with Section 6.04 (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void); provided that the Lenders acknowledge and agree that Time Warner Cable Inc. is a permitted successor of MOTH Holdings, Inc. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents or the Paying Agent, as the case may be, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Any Lender may assign, and may sell participations in, its rights and obligations under this Agreement. Each Lender other than a Conduit Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of Borrower and the Administrative Agents or the Paying Agent, as the case may be, must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining balance of the Loans at any time owing to the assigning Lender, each assignment shall not be less than an aggregate principal amount of $5,000,000, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining balance of the Loans at any time owing to the assigning Lender, the remaining principal amount of the Loans at any time owing to the assigning Lender after giving effect to such assignment shall not be less than $5,000,000 unless, in the case of clauses (ii) or (iii), each of Borrower and the Administrative Agents or the Paying Agent, as the case may be, otherwise consents, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, (v) except in the case of an assignment to an Affiliate of the assigning Lender on or about the Closing Date, the parties to each assignment shall execute and deliver to the Administrative Agents or the Paying Agent, as the case may be, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which fee shall be waived in respect of any assignment effected pursuant to the initial syndication of the Loans), and (vi) the as-signee, if it shall not be a Lender, shall deliver to the Administrative Agents or the Paying Agent, as the case may be, an Administrative Questionnaire; provided, further, that any consent of Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing, nor shall Borrower have any consent right (although it shall have a consultation right) in connection with any assignments effected as part of the initial syndication of the Loans. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall (i) continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03) and (ii) continue to be subject to the confidentiality provisions hereof. Notwithstanding the foregoing, either of DBCI or CNAI may at any time assign or participate their Loans to one another or to any of their Affiliates.

                  (c) The Administrative Agents, or the Paying Agent, as the case may be, acting for this purpose as agents of Borrower, shall maintain at one of their offices in The City of New York a copy of each Assignment and Acceptance delivered to them and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Borrower, the Administrative Agents or the Paying Agent, as the case may be, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

                  (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agents or the Paying Agent, as the case may be, shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (e) Any Lender other than a Conduit Lender may, without the consent of Borrower or the Administrative Agents or the Paying Agent, as the case may be, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agents or the Paying Agent, as the case may be, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to
Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Notwithstanding the foregoing, either of DBCI or CNAI may at any time assign or participate their Loans to one another or to one of their affiliates.

                  (f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.16(e) as though it were a Lender.

                  (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

                  (h) Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

                  (i) Borrower, each Lender and the Administrative Agents or the Paying Agent, as the case may be, hereby confirm that they will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

                  SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agents and the Paying Agent, if any, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. The letter agreements dated March 31, 2003 (the "Separate Letter Agreements") by and among Borrower and the Agents shall survive and remain in full force and effect to the extent set forth in such letter agreements regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. Each of the Agents and Lenders hereby acknowledges and agrees that, after consummation of the Restructuring, Comcast and its affiliates (other than, for the avoidance of doubt, TWC and its subsidiaries), and its and their directors, officers, employees and other representatives, will have no liabilities or obligations to the Agents and Lenders or any other Lender under any Credit Document or any closing documentation delivered in connection with this Agreement.

                  SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and the Paying Agent, if any, and when the Administrative Agents and the Paying Agent, if any, shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                  SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any of the Credit Parties (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all the obligations of any of the Credit Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                  SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  (b) Borrower and each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (c) Borrower and each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                  SECTION 9.12. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, subject to an authorization to disclose the U.S. tax treatment and U.S. tax structure of this Agreement and the Loans on the same terms as provided below in this paragraph),
(b) to the extent requested by any regulatory authority or self-regulatory body,
(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that in connection with any such requirement by a subpoena or similar legal process, Borrower is given prior notice to the extent such prior notice is permissible under the circumstances and an opportunity to object to such disclosure, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of Borrower containing provisions substantially the same as those of this Section, to any (i) assignee (or Conduit Lender) of or Participant in, or any prospective assignee (or Conduit Lender) of or Participant in, any of its rights or obligations under this Agreement or (ii) hedging agreement counterparty (or such contractual counterparty's professional advisor), (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agents or any Lender on a nonconfidential basis from a source other than Borrower. Notwithstanding anything herein or elsewhere to the contrary, the Agents, the Lenders and the Borrower, and their respective employees, representatives and agents may disclose to any and all persons, beginning immediately upon commencement of our discussions and without limitation of any kind, the U.S. tax treatment and U.S. tax structure (as defined in Treasury Regulations Sections 1.6011-4(c)(8) and (9)) of this Agreement and the Loans, and all materials of any kind (including opinions or other tax analyses) that are provided to the Agents, the Lenders and the Borrower relating to such U.S. tax treatment and U.S. tax structure. For the purposes of this Section, "Information" means all information received from Borrower, whether oral or written, relating to Borrower or its business, other than any such information that is available to the Administrative Agents or any Lender on a nonconfidential basis prior to disclosure by Borrower, provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, including in accordance with Regulation FD as promulgated by the SEC.

                  SECTION 9.13. Acknowledgments. Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

                  (b) neither the Administrative Agents nor any Lender has any fiduciary relationship with or duty to such Person arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agents and Lenders, on one hand, and such Person, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among such Person and the Lenders.

                           [Signature page follows.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 MOTH HOLDINGS, INC.

                                 By: /s/ Landel Hobbs
                                     --------------------------------------
                                     Name:  Landel Hobbs
                                     Title: Executive Vice President and
                                            Chief Financial Officer

                                 DEUTSCHE BANK AG, NEW YORK BRANCH,
                                   as Co-Administrative Agent

                                 By: /s/ Andreas Neumeier
                                     --------------------------------------
                                     Name:  Andreas Neumeier
                                     Title: Director

                                 By: /s/ Peter Eschmann
                                     --------------------------------------
                                     Name:  Peter Eschmann
                                     Title: Vice President

                                 CITICORP NORTH AMERICA, INC.
                                     as Co-Administrative Agent and Lender

                                 By: /s/ Carolyn Kee
                                     --------------------------------------
                                     Name:  Carolyn Kee
                                     Title: Vice President

                                 DEUTSCHE BANK AG, CAYMAN
                                   ISLANDS BRANCH
                                   as Lender

                                 By: /s/ Andreas Neumeier
                                     --------------------------------------
                                     Name:  Andreas Neumeier
                                     Title: Director

                                 By: /s/ Peter Eschmann
                                     -------------------------------------
                                     Name:  Peter Eschmann
                                     Title: Vice President

                                                                   SCHEDULE 2.01

                                   COMMITMENTS

--------------------------------------------------------------------------------------
Lender Name and Address                          Commitment      Applicable Percentage
--------------------------------------------------------------------------------------
Citicorp North America, Inc.                   $1,050,000,000             50%

388 Greenwich Street
New York, NY 10013
--------------------------------------------------------------------------------------
Deutsche Bank AG, Cayman Islands Branch        $1,050,000,000             50%

31 West 52nd Street
New York, NY 10019
--------------------------------------------------------------------------------------

                                                                SCHEDULE 2.03(A)

-----------------------------------------------------------------------------------------------------------------
                             THE BORROWING NOTICE (PURSUANT AND SUBJECT TO
                             SECTION 2.03) OR AN INTEREST RATE ELECTION      PREPAYMENT NOTICE (PURSUANT TO
                             (PURSUANT TO SECTION 2.07) MUST BE GIVEN NOT    SECTION 2.10) MUST BE GIVEN NOT
LOAN TYPE:                   LATER THAN:                                     LATER THAN:
-----------------------------------------------------------------------------------------------------------------
Any Eurocurrency Loan        11:00 a.m. New York City time three Business    12:00 p.m. New York City time three
                             Days before (i) the Closing Date or (ii) the    (3) Business Days before the date of
                             effective date of the Interest Rate Election.   prepayment.
-----------------------------------------------------------------------------------------------------------------
Base Rate Loan               (i) 11:00 a.m. New York City time three         12:00 p.m. New York City time one
                             Business Days before the Closing Date or (ii)   (1) Business Day before the date of
                             10:00 a.m. New York City time on the            prepayment.
                             effective date of the Interest Rate Election.
-----------------------------------------------------------------------------------------------------------------

                                                                SCHEDULE 2.03(B)

                     AUTHORIZED ACCOUNT NUMBERS & LOCATIONS

-----------------------------------------------------------------------
Bank                                  Citicorp North America, Inc.

Address:                              388 Greenwich Street
                                      New York, NY  10013

Account Number:                       4058-0089

Sort code:                            021000089
-----------------------------------------------------------------------

-----------------------------------------------------------------------
Bank:                                 Deutsche Bank AG, New York Branch

Address:                              31 West 52nd Street
                                      New York, NY  10019

Account Number:                       60200119

Sort code:                            021-00-1033
-----------------------------------------------------------------------

                                                                   SCHEDULE 6.08

                            UNRESTRICTED SUBSIDIARIES

TWEAN Subsidiary, LLC

                                                                      SCHEDULE 8

                             LIST OF PROPER PERSONS

Name                                        Title
----                                        -----

Landel Hobbs                                Exec. Vice President and CFO